UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US FARMS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0350156
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1635 Rosecrans Street, Suite C San Diego, CA 92106	85017
(Address of Principal Executive Offices)	(Zip Code)

2008 Amended Non-Qualified Attorneys Stock Compensation Plan
2008 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Donald J. Stoecklein, Esq.
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, California 92101
(Name and address of agent for service)

(619) 704-1310
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$0.001 par value common stock	1,000,000	$0.45	$450,000	$17.68
(1)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last price reported on the OTC Bulletin Board as of October 15, 2008.

PROSPECTUS

US FARMS, INC.

Total of 1,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by US FARMS, INC., a Nevada corporation, of 1,000,000 shares of its $0.001 par value per share common stock to directors and attorneys associated with US FARMS, INC. pursuant to the 2008 Amended Non-Qualified Attorneys Stock Compensation Plan (the “Attorneys Plan”) and the 2008 Non-Qualified Stock Compensation Plan (the “Stock Plan”). Pursuant to the Attorneys Plan, US Farms is registering hereunder, based upon received services and shares of common stock, an additional 200,000 shares of common stock issued concurrent herewith.  Pursuant to the Stock Plan, US Farms is registering hereunder, based upon received services and shares of common stock, at total of 153,000 shares of common stock issued current herewith.  Additionally, there are a total of 647,000 shares of common stock being registered to be reserved for future issuance under either the Attorneys or Stock Plan.

The Directors and Attorneys Shares are being offered for resale in the public market by the selling security holders, acting by themselves or through brokers and dealers, at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the sale of the Directors or Attorneys Shares, but will bear the costs relating to the registration thereof other than brokerage commissions and expenses, if any, which will be paid by the selling security holders.

The Directors and Attorneys Shares were issued by us in private, unregistered sales to the selling security holders for consulting services performed under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

You should not assume that the information contained or incorporated in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Director, or Attorney Shares being registered in that registration statement of which this prospectus forms a part.

The common stock is not subject to any restriction on transferability.  Recipients of shares other than persons who are “affiliates” of US Farms within the meaning of the Securities Act may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.  The common stock is traded on the OTC Bulletin Board under the symbol “USFM.”  On October 15, 2008, the date of the last trade reported on the OTC Bulletin Board, the closing price of our common stock was $0.45.

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is October 15, 2008

This prospectus is part of a registration statement which was filed and became effective under the Securities Act, as amended, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.  The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by US Farms with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to:  US Farms, Inc., 1635 Rosecrans, Suite C, San Diego, CA 92106.  US Farms, Inc.’s telephone number is: (858) 488-7775.

US Farms is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission.  These reports, as well as the proxy statements and other information filed by US Farms under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549-0405.   In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by US Farms, Inc.  This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of US Farms since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1.  The Plan Information.

The Company

US FARMS, INC. has its principal executive offices at 1635 Rosecrans Street, Suite C, San Diego, CA 92106.  US FARMS INC.’s telephone number is (858) 488-7775

Purpose

US Farms has issued shares of common stock to the Company’s directors and is registering the shares of common stock pursuant to the Stock Plan, which has been approved by the Board of Directors of US Farms. The Stock Plan is intended to provide a method whereby US Farms. will cover the costs of director compensation thereby advancing the interests of US Farms and all of its stockholders.  A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Additionally, US Farms has issued shares of its common stock to Stoecklein Law Group, securities counsel to US Farms, pursuant to the Attorneys Plan, which has been approved by the Board of Directors of US Farms.  The Attorneys Plan is intended to provide a method whereby US Farms will cover the costs of legal services provided by Stoecklein Law Group, thereby advancing the interests of US Farms and all of its stockholders.  A copy of the Attorneys Plan has been filed as an exhibit to this registration statement.

Common Stock and Options

The Board has authorized the registration of a total of 1,000,000 shares of the common stock at the fair market value on October 15, 2008, of $0.45 per share, (153,000 shares to be issued to Directors and 200,000 shares to be issued to Stoecklein Law Group) upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code.  Therefore, a recipient will be required for federal income tax purposes to recognize compensation during the taxable year of issuance.  Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares ($0.45 per share on the date of issuance).  Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by US Farms for federal income tax purposes in the taxable year of US Farms during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of US Farms acquires shares of common stock hereunder, the affiliate may be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, may be required to be disgorged from the recipient to US Farms.  Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act.  US Farms has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered.  Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information and Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.

Requests should be addressed to: US Farms, Inc., 1635 Rosecrans Street, Suite C, San Diego, CA 92106.  The telephone number is (858) 488-7775.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by US Farms, Inc., a Nevada corporation (the “Company”), are incorporated herein by reference:

a.	The Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the Securities and Exchange Commission;

b.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

c.	The Company’s latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

d.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended December 31, 2007; and

e.
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the Plan are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The financial statements of US Farms are incorporated by reference in this prospectus as of and for the year ended December 31, 2007, and have been audited by Gruber & Company, LLC., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Stoecklein Law Group has rendered an opinion on the validity of the securities being registered.  Stoecklein Law Group is not an affiliate of US Farms, however, Stoecklein Law Group is registering an additional 200,000 shares of common stock under the Attorneys Plan.

Item 6.  Indemnification of Officers, Directors, Employees and Agents.

       US Farms’ Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.           Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion.

5.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involvedintentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling US FARMS, INC. pursuant to the foregoing provisions, US Farms has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Amended Non-Qualified Attorneys Stock Compensation Plan

10.2	2008 Non-Qualified Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Gruber & Company, LLC

Item 9.  Undertakings.     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effectiveamendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whethersuch indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Diego, California, on October 15, 2008.

US FARMS, INC.
(Registrant)

/s/ Yan Skwara
Yan Skwara
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yan Skwara as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officers:

/s/ Yan Skwara	Chief Executive Officer, Principal Accounting Officer and Director	October 15, 2008
Yan Skwara

/s/ Darin Pines	Chief Operating Officer and Director	October 15, 2008
Darin Pines

Additional Director:

/s/ Donald Hejmanowski	Director	October 15, 2008
Donald Hejmanowski

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 15, 2008.

US FARMS, INC.
Amended Attorneys Stock Compensation Plan
Stock Compensation Plan

By: /s/ Yan Skwara
Yan Skwara, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Amended Non-Qualified Attorneys Stock Compensation Plan

10.2	2008 Non-Qualified Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Gruber & Company, LLC